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Contact: Brian Faith

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Number: 4796

Date: September 4, 2009

Fannie Mae Regains Compliance with NYSE Minimum Price Listing Standard

WASHINGTON, DC — Fannie Mae (FNM/NYSE) yesterday received notice from the New York Stock Exchange (NYSE) that the company has regained compliance with the NYSE’s minimum price standard for continued listing of its common stock.

On November 12, 2008, the NYSE notified Fannie Mae that it had failed to satisfy one of the NYSE’s standards for continued listing of its common stock because the average closing price of its common stock during the 30 preceding trading days had been less than $1.00 per share. Applicable NYSE rules and procedures provided the company with a cure period that would expire on October 15, 2009, as a result of the NYSE’s temporary suspension of its minimum price listing requirement earlier this year.

Fannie Mae regained compliance with the NYSE’s minimum price listing standard after its closing share price on August 31, 2009 and its average closing price for the 30 days of trading that ended on August 31, 2009 were both at least $1.00.

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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.